Exhibit 10.15

PACIFIC DRILLING S.A.

NOTICE OF LONG TERM INCENTIVE CASH AWARD

 (Director Form)

Pacific Drilling S.A. (the “Company”) hereby grants you (the “Participant”) the following Long Term Incentive Cash Award (the “Cash Award”).  The terms and conditions of this Cash Award are set forth in this notice below.

Participant Name:

Employee Number:

Grant Name:

Award Date:	December 12, 2019

Total Cash Award:	$50,000

Vesting Schedule:

The Cash Award will vest on the first anniversary of the Award Date (the “Vesting Date”), subject to your continued service as a director as of such date.  Except as provided below, any separation of service prior to the Vesting Date will result in forfeiture of the unvested Cash Award.

In the event of a Change of Control (as defined in the Company’s 2018 Omnibus Stock Incentive Plan) prior to the Vesting Date, the unvested Cash Award will become fully vested on the date of the Change of Control.

Other Terms Applicable to the Cash Award:

Payment Timing:  The Cash Award will be paid to you as soon as reasonably practical after the Vesting Date, but no later than 30 days thereafter, in accordance with the Company’s normal payroll practices, subject to any withholding taxes due in connection with the payment.

Clawback: Notwithstanding anything to the contrary contained herein, the Company may cancel the Cash Award if you violate any non-competition, non-solicitation, non-disparagement or non-disclosure covenant or agreement with the Company or any affiliate, including any covenants contained in the Pacific Drilling Global Employee Handbook (after having been given notice of any such violation and giving effect to any applicable cure period set forth therein), as determined by the Company in good faith.  In such event, you will forfeit any compensation, gain or other value realized thereafter on the vesting of the Cash Award, and must promptly repay such amounts to the Company.

Retention Rights: This Notice does not give you the right to continue in the service of the Company or its affiliates in any capacity.

Administration:  The Cash Award will be administered by the Compensation Committee of the Company’s Board of Directors (the “Committee”).  All determinations, interpretations and other decisions under or with respect to the Cash Award by the Committee shall be final, conclusive and binding.

Tax Matters:   The Cash Award is intended to be exempt from Section 409A of the Code as a short term deferral, and all such provisions shall be construed and interpreted accordingly.

By clicking “Agree” below, you acknowledge receipt of this Notice, and agree that (a) you have carefully read, fully understand and agree to all of the terms and conditions described in this Notice; (b) you understand and agree that  this Notice constitutes the entire understanding between you and the Company regarding this Cash Award, and (c) any tax liability in connection with the Cash Award will be your responsibility.  In addition, by clicking “Agree” below you are consenting to receive documents from the Company and Solium Capital Inc. or any future plan administrator (the “Administrator”) by means of electronic delivery.

Pacific Drilling S.A.
SOCIÉTÉ ANONYME
8-10 Avenue de la Gare
L-1610 Luxembourg

By:	[Insert Bernie Wolford Signature]
Title:	CEO